EXHIBIT 99.1

                         FOR IMMEDIATE RELEASE

              DEL GLOBAL TECHNOLOGIES RECEIVES RELIEF FROM SEC
                     RELATING TO SELECTED FINANCIAL DATA

    RECEIPT OF RELIEF ALLOWS DEL TO COMMENCE OTHER CORPORATE INITIATIVES

VALHALLA, NY - January 21, 2003 -- Del Global Technologies Corp. (DGTC) ("Del" or "the Company") today announced that it has received relief from the SEC for filing selected financial data for Fiscal years 1999 and 1998 in its securities filings. Accordingly, Del has amended the certifications of President & Chief Executive Officer Samuel E. Park and Chief Financial Officer Thomas V. Gilboy that were included as part of the Del's Fiscal 2002 Form 10-K, which was filed on November 14, 2002.

As previously announced, only three years of Selected Financial Data were included in Del's Fiscal 2002 Form 10-K instead of the required five years. The Company determined it could not prepare reliable Statements of Operations for Fiscal years 1999 and 1998 consistent with Generally Accepted Accounting Principles due to a turnover in personnel and the absence of records necessary to recreate the financial statements for those years.

Mr. Gilboy commented, "The receipt of this relief from the SEC is an important development for Del. We appreciate the thorough and professional manner in which the SEC reviewed this issue, and we are cautiously optimistic that this development will enable us to move forward with a number of initiatives to provide our shareholders with better liquidity."

As a result of the receipt of this relief, the Company expects to shortly file a Form S-1 Registration Statement with the SEC covering the issuance of one million shares underlying the warrants issued by Del as part of the previously disclosed settlement of the shareholder class action lawsuit.

As a matter of practice, the SEC must review this Registration Statement prior to declaring it effective. During this period of review, the SEC may respond to Del with questions and comments, which Del must address to the satisfaction of the SEC. There can be no assurances that the SEC will declare effective the Registration Statement that Del contemplates filing, or to the timing of any such action. Should the SEC declare effective this Registration Statement, shareholders would be able to exercise the warrants issued as part of the shareholder litigation settlement and purchase Del Common Stock at a price of $2 per share. These warrants are also callable by the Company at a price of $0.25 per warrant, if the Common Stock trades at or above $4 per share for ten (10) consecutive days.

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The Company expects that the receipt of this relief from the SEC will facilitate its being able to apply successfully for a listing on a national stock exchange. Management has commenced preliminary discussions with appropriate listing authorities. In addition, the Company also announced that it is finalizing plans to hold a Meeting of Shareholders in the near future. Shareholders will receive additional information regarding this subject once the details are finalized.

Mr. Park added, "We are pleased to be moving forward on these important issues. However, it should be noted that the timing of these issues, particularly re-listing on a national exchange, is subject to numerous factors, including:
(1) finalizing Del's agreement in principle with the SEC to resolve their investigation into financial statements filed by Del's previous management; and
(2) Del's ability to meet all appropriate listing requirements. We are working diligently to address these issues."

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Industrial applications for which Del supplies power subsystems include airport explosives detection, analytical instrumentation, semiconductor capital equipment and energy exploration.

Statements about expected future developments and results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the ability of the Company to file a Registration Statement with the SEC and to have such Registration statement declared effective, meet all requirements to list on a national stock exchange, finalize the agreement in principle with the SEC regarding their investigation, implement its business plan, management changes, changing industry and competitive conditions, obtaining anticipated operating efficiencies, securing necessary capital facilities, favorable determinations in various legal and regulatory matters and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

CONTACT:                                        INVESTOR RELATIONS:
Del Global Technologies Corp.                   The Equity Group Inc.
Samuel E. Park, President & Chief Executive     Devisn Sullivan (212) 386-9608
Officer                                         Adam Prior      (212) 836-9606
Thomas V. Gilboy, Chief Financial Officer
(914) 686-3600